Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Baird Medical Investment Holdings Limited on Amendment No.1 to Form F-1 [FILE NO. 333-283249] of our report dated June 20, 2024 with respect to our audits of the consolidated financial statements of Baird Medical Investment Holdings Limited as of December 31, 2023 and 2022 and for the two years ended December 31, 2023, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP
New York, NY
January 17, 2025

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com